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                                                                   Exhibit 99.1



                         TIB FINANCIAL CORP. ANNOUNCES
                              12% SHARE REPURCHASE


                 525,000 SHARES EXCHANGED FOR SUBORDINATED DEBT
                 IN PRIVATE TRANSACTION WITH LARGE SHAREHOLDER


         KEY LARGO, FLA. (JULY 6, 2000) - TIB Financial Corp. (Nasdaq: TIBB), today announced that the company has repurchased 525,000 shares, or 12% of its total shares outstanding, from a large shareholder of the company, Mr. Kenneth Meeks, at the discounted price of $10 per share. In exchange for the shares, the company has issued to Mr. Meeks a like amount of subordinated debt, non-callable for three years, with a 10 year term and a coupon of 13%, in a privately negotiated transaction that was effective on July 1, 2000. Making the announcement was Edward V. Lett, President and CEO of TIB Financial Corp.

         "The opportunity to repurchase a significant amount of shares outstanding at what we consider to be a very attractive price was an opportunity too good to refuse," stated Lett. "By exchanging the equity for debt, which will qualify at Tier 2 capital for regulatory purposes and keep our total risk based capital ratio unchanged, it will not constrain our ability to continue to grow the company and add shareholder value in the future."

         Mr. Meeks had beneficial ownership of 909,685 shares of TIB Financial Corp., or approximately 19.5% of the total shares outstanding, prior to this transaction, according to the company's proxy statement dated April 18, 2000, and will remain the largest shareholder of TIB Financial Corp. Common stock following the transaction.

         TIB Financial Corp. is the holding company for TIB Bank of the Keys, the largest financial institution based in Monroe County, Florida, which offers comprehensive financial service to its customers through eleven banking offices throughout its market area. At March 31, 2000, TIB Financial Corp. had total assets of $403 million, deposits of $368 million, loans of $296 million and shareholders' equity of $29 million. At March 31, 2000, TIB Financial Corp. had 4,394,137 total shares outstanding.

         The company's stock is listed on the Nasdaq National Market under the symbol TIBB. Requests for information regarding the purchase or sale of the common stock can be addressed to Allen C. Ewing & Co. or Advest, Inc. market makers for TIBB.

         Copies of TIBB press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the Company's website at http://www.tibbank.com.




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         For further information, contact Edward V. Lett, President and CEO at
(305) 451-4660, ext. 117.

         EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS NEWS RELEASE CONTAINS COMMENTS OF INFORMATION THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

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